EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2018, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Northern Oil and Gas, Inc. on Form 10‑K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Northern Oil and Gas, Inc. on Forms S-8 (File No. 333-148333, File No. 333-160602, File No. 333-175100, File No. 333-188999, File No. 333-205617, and File No. 333-212929), on Forms S-3 (File No. 333-146596, File No. 333-158320, File No. 333-163779, File No. 333-167049, File No. 333-188423, and File No. 333-205619), and on Form S-4 (File No. 333-216887).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 23, 2018